Exhibit 99.1

      Insight Announces Fourth Quarter and Year-End 2006 Results


    NEW YORK--(BUSINESS WIRE)--March 6, 2007--Insight Communications Company today announced financial results for the quarter and year ended December 31, 2006.

    2006 Highlights

    --  Revenue of $1.3 billion, an increase of 13% over 2005

    --  Adjusted Operating Income before Depreciation and
        Amortization* of $490.2 million. Excluding the effect of $62.0 million of going-private transaction-related costs recorded in 2005, Adjusted Operating Income before Depreciation and
        Amortization increased 5% from $468.0 million.

    --  Capital expenditures of $286.4 million

    --  Free Cash Flow* of ($22.4) million

    -- Total Customer Relationships of 1,401,800 at year end, an increase of 54,300 compared to 1,347,500 at year end 2005

    -- Total Revenue Generating Units ("RGUs") of 2,679,000 at year end, an increase of 13% from year end 2005

        -- High-speed Internet ("HSI") customer net gain of 140,800, compared to net additions in 2005 of 139,900. Total HSI customers at year end were 611,200, a penetration of 25% of HSI homes passed.
        -- Basic customer net gain of 41,200, an improvement of 32,100 from 2005 net gains of 9,100, resulting in 1,322,800 basic customers at year end, representing a 3.2% growth rate in basic customers
        -- Digital customer net gain of 102,800, compared to net additions in 2005 of 67,500. Total digital customers at year end were 621,600, a penetration of 49% of the company's digital universe.
        -- Telephone customer net gain of 33,500, an increase over net additions in 2005 of 25,600. Total telephone customers at year end were 123,400, a penetration of 9% of the company's telephone universe.

    -- As of December 31, 2006, 98% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network.

    Operating Results for the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

    Revenue for the year ended December 31, 2006, totaled $1.3 billion, an increase of 13% over the prior year, due primarily to customer gains in all services, as well as video rate increases. High-speed Internet service revenue increased 26% over the prior year, which was attributable to an increased customer base and was partially offset by lower average revenue per customer due to promotional discounts. Insight added a net 140,800 high-speed Internet customers during the year to end at 611,200 customers.

    * See explanation of these Non-GAAP measures on page 5.

                                   1


    Basic cable service revenue increased 7% due to an increased customer base and video rate increases, partially offset by promotional discounts. Insight added a net 41,200 basic customers during the year to end at 1,322,800 customers. In addition, digital service revenue increased 24% over the prior year primarily due to an increased customer base. Insight added a net 102,800 digital customers during the year to end at 621,600 customers.

    Insight has been increasing its customer growth and retention efforts by increasing spending on sales and marketing efforts, emphasizing bundling and enhancing and differentiating its video services with video-on-demand, high definition television and digital video recorders. To increase its bundling opportunities and extend its growth potential in future years, the company, during the second half of 2006 and in January 2007, successfully rolled out its telephone product in eight previously unserved districts. The company is also continuing to focus on improving customer satisfaction through higher service levels and increased customer education of product offerings.

    Revenue by service offering was as follows for the year ended
December 31 (dollars in thousands):

                          Revenue by Service Offering
                   -----------------------------------------  --------
                                % of                 % of     % Change
                                Total                Total      in
                      2006      Revenue    2005      Revenue   Revenue
                   ----------- -------- ----------- --------  --------
Basic                $640,474     50.7%   $596,321     53.4%      7.4%
High-Speed Internet   240,717     19.1%    190,820     17.1%     26.1%
Digital               138,172     10.9%    111,202      9.9%     24.3%
Advertising            83,729      6.6%     76,004      6.8%     10.2%
Premium                55,160      4.4%     54,414      4.9%      1.4%
Telephone              50,893      4.0%     35,502      3.2%     43.4%
Franchise fees         29,817      2.4%     30,721      2.7%     -2.9%
Other                  23,595      1.9%     22,697      2.0%      4.0%
                   ----------- -------- ----------- --------  --------
Total              $1,262,557    100.0% $1,117,681    100.0%     13.0%
                   =========== ======== =========== ========  ========

    Total Customer Relationships were 1,401,800 as of December 31, 2006, an increase of 54,300 from 1,347,500 as of December 31, 2005. Total Customer Relationships represent the number of customers who receive one or more of Insight's products (i.e., basic cable, high-speed Internet or telephone) without regard to which product they purchase. In the year ended December 31, 2006, Insight added 318,300 RGUs, which represent the sum of basic, digital, high-speed Internet and telephone customers, and as of December 31, 2006, had 2,679,000 RGUs, an increase of 13% from December 31, 2005.

                                   2


    RGUs by category were as follows (in thousands):

                                   December 31, 2006 December 31, 2005
                                   ----------------- -----------------
Basic                                       1,322.8           1,281.6
Digital                                       621.6             518.8
High-Speed Internet                           611.2             470.4
Telephone                                     123.4              89.9
                                   ----------------- -----------------
  Total RGUs                                2,679.0           2,360.7
                                   ================= =================

    Average monthly revenue per basic customer was $80.53 for the year ended December 31, 2006, compared to $73.30 for the year ended
December 31, 2005. This primarily reflects the continued growth of high-speed Internet and digital product offerings in all markets, as well as video rate increases.

    Programming and other operating costs increased $68.2 million, or 18%. Increases in programming rates, customers and the addition of new programming content were significant drivers of the cost increase for the year ended December 31, 2006. For the year ended December 31, 2005, programming costs reflected certain programming credits and a one-time settlement for a disputed claim with a vendor. These credits resulted from favorable resolution of pricing negotiations related to certain prior period programming costs that were accrued at a higher rate than the amount actually paid. Programming credits for the year ended December 31, 2006 were significantly lower, causing overall programming cost increases to be greater. Direct operating costs increased due to an increase in telephone cost of sales as we continue to invest and roll out this product partially offset by decreases in our high-speed Internet services costs as the company, in 2006, transitioned its Internet services in-house and realized both cost savings and operational benefits from this investment. Other operating costs increased primarily as a result of increases in technical salaries for new and existing employees; increases in repair, maintenance and warranty costs; an increase in taxes due to a change in the tax law in Kentucky; and an increase in installation labor due to increased customer activity.

    Selling, general and administrative expenses increased $38.5 million, or 13%, primarily due to increased payroll, payroll-related costs and temporary help associated with an increase in the number of employees and salary increases for existing employees. The increase in the number of employees represents investments in sales and marketing, customer care and information technology personnel to continue to upgrade and enhance our product offerings, manage our increasingly complex network and increase customer satisfaction. A portion of the information technology personnel increases were directly related to the transition of our Internet services in-house. Marketing expenses increased over the prior year to support the continued rollout of high-speed Internet, digital and telephone products, and to grow the company's core video customer base. Customer billing, collection fees and bad debt expense increased primarily due to the increase in our customer base.

    Depreciation and amortization expense increased $23.2 million, or 9%, primarily as a result of an increased level of capital expenditures through December 31, 2006. These expenditures were primarily for purchases of customer premise equipment, installation materials, capitalized labor, headend equipment, network extensions and network capacity and bandwidth increases, all of which Insight considers necessary in order to continue to maintain and grow its customer base and expand its service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since December 31, 2005.

                                   3


    As a result of the factors discussed above, Adjusted Operating Income before Depreciation and Amortization increased $84.2 million to $490.2 million, an increase of 21%. After adjusting for the going-private transaction-related costs of $62.0 million in 2005, Adjusted Operating Income before Depreciation and Amortization increased $22.2 million, an increase of 5% over 2005.

    Interest expense increased $24.4 million, or 11%, because of:

    -- higher interest rates, which averaged 9.0% for the year ended December 31, 2006, as compared to 8.2% for the year ended
        December 31, 2005;

    -- the termination of an interest rate swap agreement during the year ended December 31, 2006; and

    -- additional interest expense on the now fully accreted 12 1/4% Senior Discount Notes.

    Liquidity and Capital Resources

    Insight's business requires cash for operations, debt service and capital expenditures. The cable television business has substantial ongoing capital requirements for the provision of new services and the construction, expansion and maintenance of its broadband networks. In the past, expenditures have been made for various purposes, including the upgrade of the existing cable network, and will continue to be made for customer premise equipment (e.g., set-top boxes), installation and deployment of new product and service offerings, capitalized payroll, network capacity, bandwidth increases, network extensions, and, to a lesser extent, network upgrades. Historically, Insight has been able to meet its cash requirements with cash flow from operations, borrowings under its credit facilities and issuances of private and public debt and equity.

    Cash provided by operations for the years ended December 31, 2006 and 2005 was $263.9 million and $233.6 million. The increase was primarily attributable to the decrease in our net loss due to the affect of the transaction-related costs in 2005 and the timing of cash receipts and payments related to our working capital accounts. This increase was partially offset by the decrease in amortization of note discount because cash interest payments on the 12 1/4% notes commenced in February 2006.

    Cash used in investing activities for the years ended December 31, 2006 and 2005 was $286.6 million and $218.7 million. For the years ended December 31, 2006 and 2005, Insight spent $286.4 million and $220.1 million in capital expenditures. These expenditures principally constituted purchases of customer premise equipment, capitalized labor, installation materials, headend equipment, network capacity and bandwidth increases and system upgrades and rebuilds, all of which are necessary to maintain Insight's existing network, grow its customer base and expand its service offerings.

                                   4


    The increase in capital expenditures was driven primarily by increases in:

    -- Customer premise equipment required to support our digital customer growth; and

    -- Network capacity and bandwidth equipment for the transition of our Internet services in-house in 2006.

    Cash provided by financing activities for the year ended December 31, 2006 was $36.5 million compared to $85.2 million of cash used in financing activities for the year ended December 31, 2005. This source of cash was due to the financing of our $2.445 billion senior secured credit facility during the fourth quarter of 2006.

    Free Cash Flow for the year ended December 31, 2006 totaled
($22.4) million, compared to $13.5 million for the year ended December 31, 2005. This decrease in Free Cash Flow from the year ended December 31, 2005, to the year ended December 31, 2006, of $35.9 million was primarily driven by the following:

    --  A $66.3 million increase in capital expenditures;

    -- A $26.8 million decrease in the generation of Free Cash Flow over the same period in the prior year from changes in working capital accounts; and

    -- A $26.5 million increase in cash interest expense paid primarily driven by the initial cash interest payment on the 12 1/4% Senior Discount Notes and an increase in interest rates.

    These uses of cash were offset by an $84.2 million increase in Adjusted Operating Income before Depreciation and Amortization.

    Insight believes that the Insight Midwest Holdings credit facility, cash on-hand and cash flow from operations are sufficient to support the company's current operating plan. On October 6, 2006, Insight Midwest Holdings entered into new $2.445 billion senior secured credit facilities. The facilities are comprised of term loans in the amount of $2.185 billion and a $260.0 million revolving credit facility. The proceeds were used to refinance Insight Midwest Holdings' existing senior credit facilities and to redeem all of Insight Midwest's 10 1/2% Senior Notes due November 1, 2010 and $185.0 million principal amount of Insight Midwest's 9 3/4% Senior Notes due October 1, 2009. The purpose of this financing was to reduce Insight's interest expense and near term debt amortizations. As of December 31, 2006, $110.3 million of the $260.0 million revolving credit facility was drawn (including $9.3 million in letters of credit), and Insight had the ability to draw upon $149.7 million of unused availability to fund any shortfall resulting from the inability of Insight Midwest's cash from operations to fund its capital expenditures, meet its debt service requirement or otherwise fund its operations. Insight expects to use any available Free Cash Flow to repay its indebtedness.

    On February 12, 2007, Insight Midwest Holdings amended its $2.445 billion senior secured facility to reduce the applicable margin with respect to its $1.8 billion B Term Loan facility by 25 basis points, or 0.25%.

    Use of Adjusted Operating Income before Depreciation and
Amortization and Free Cash Flow

    Insight utilizes Adjusted Operating Income before Depreciation and Amortization (defined as operating income before depreciation, amortization and non-cash stock-based compensation), among other measures, to evaluate the performance of its businesses. Adjusted Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight's businesses and is a component of its annual compensation programs. In addition, Insight's debt agreements use Adjusted Operating Income before Depreciation and Amortization, adjusted for certain non-recurring items, in their leverage and other covenant calculations. Insight also uses this measure to determine how it will allocate resources and capital. Insight's management finds this measure helpful because it captures all of the revenue and ongoing operating expenses of its businesses and therefore provides a means to directly evaluate the ability of the business operations to generate returns and to compare operating capabilities across its businesses. This measure is also used by equity and fixed income research analysts in their reports to investors evaluating Insight's businesses and other companies in the cable television industry. Insight believes Adjusted Operating Income before Depreciation and Amortization is useful to investors because it enables them to assess its performance in a manner similar to the methods used by Insight's management and provides a measure that can be used to analyze, value and compare companies in the cable television industry that may have different depreciation, amortization and stock-based compensation policies.

                                   5


    A limitation of Adjusted Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures, investment spending and Free Cash Flow. Management also evaluates the costs of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. Another limitation of Adjusted Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures to upgrade its cable network. Management evaluates the impact of interest expense through other measures, including interest expense itself, Free Cash Flow, the returns analysis discussed above and debt service covenant ratios under Insight's credit facility.

    Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures. Free Cash Flow is considered to be an important indicator of Insight's liquidity, including its ability to repay indebtedness. Insight believes Free Cash Flow is useful for investors because it enables them to assess Insight's ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the methods used by Insight's management, and provides a measure that can be used to analyze, value and compare companies in the cable television industry.

    Both Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

                                   6


    Reconciliation of Net Loss to Adjusted Operating Income before Depreciation and Amortization

    The following table reconciles Net Loss to Adjusted Operating
Income before Depreciation and Amortization. In addition, the table provides the components from Net Loss to Operating Income.

                                                   Three Months Ended
                           Year Ended December 31,    December 31,
                           ----------------------- -------------------
                              2006        2005       2006      2005
                           ----------- ----------- --------- ---------
                                         (in thousands)
Net loss                     $(36,566)   $(84,929)  $(9,124) $(68,484)
Provision for income taxes        159         500        93       125
                           ----------- ----------- --------- ---------
Loss before income taxes      (36,407)    (84,429)   (9,031)  (68,359)
Minority interest (income)
 expense                       (5,377)      5,488     1,077      (581)
                           ----------- ----------- --------- ---------
Loss before minority
 interest and income taxes    (41,784)    (78,941)   (7,954)  (68,940)
Other (income) expense:
          Other                10,719      (3,541)   10,641    (2,036)
          Interest income      (1,787)     (2,895)     (540)   (1,019)
          Interest expense    251,404     226,956    63,311    58,175
                           ----------- ----------- --------- ---------
Total other expense, net      260,336     220,520    73,412    55,120
                           ----------- ----------- --------- ---------
Operating income              218,552     141,579    65,458   (13,820)
Depreciation and
 amortization                 270,231     247,039    69,833    63,765
Stock-based compensation        1,413      17,368       194    10,043
                           ----------- ----------- --------- ---------
Adjusted Operating Income
 before Depreciation and
 Amortization                $490,196    $405,986  $135,485   $59,988
                           =========== =========== ========= =========

    Reconciliation of Net Cash Provided by Operating Activities to
Free Cash Flow

    The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from net cash provided by operating activities to operating income (loss).

                                                    Three Months Ended
                            Year Ended December 31,    December 31,
                            ----------------------- ------------------
                               2006        2005      2006      2005
                            ----------- ----------- -------- ---------
                                          (in thousands)
Operating income (loss)       $218,552    $141,579  $65,458  $(13,820)
     Depreciation and
      amortization             270,231     247,039   69,833    63,765
     Stock-based
      compensation               1,413      17,368      194    10,043
                            ----------- ----------- -------- ---------
Adjusted Operating Income
 before Depreciation and
 Amortization                  490,196     405,986  135,485    59,988
   Changes in working
    capital accounts (1)       (10,718)     16,069   (7,472)   24,205
   Cash paid for interest     (214,702)   (188,216) (64,628)  (75,618)
   Cash paid for taxes            (827)       (266)     (72)      (14)
                            ----------- ----------- -------- ---------
Net cash provided by
 operating activities          263,949     233,573   63,313     8,561
    Capital expenditures      (286,389)   (220,102) (73,080)  (75,480)
                            ----------- ----------- -------- ---------
Free Cash Flow                $(22,440)    $13,471  $(9,767) $(66,919)
                            =========== =========== ======== =========

    (1) Changes in working capital accounts are based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.

                                   7


    About Insight Communications

    Insight Communications is the ninth largest cable operator in the United States with approximately 1.4 million customer relationships in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art analog and digital video, high-speed Internet and voice telephony services to its customers.

                                  ###


    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight anticipates. Factors that could have a material and adverse impact on actual results include: all of the services offered by Insight face a wide range of competition; Insight has substantial debt and has significant interest payment requirements; there is uncertainty surrounding the potential dissolution of Insight's joint venture with a subsidiary of Comcast Corporation; the terms of Insight Midwest's indebtedness limits Insight's ability to access the cash flow of Insight Midwest's subsidiaries; Insight has a history of net losses; Insight's programming costs are substantial; general business conditions, economic uncertainty or slowdown, and the effects of governmental regulation; and the other risk factors described in Insight's annual report on Form 10-K and other periodic filings. Insight does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

                                   8


                 Insight Communications Company, Inc.
                     Consolidated Balance Sheets
      (dollars in thousands, except share and per share amounts)

                                             December 31, December 31,
                                                2006         2005
                                             ------------ ------------
Assets
Cash and cash equivalents                        $43,573      $29,782
Investments                                        7,000        5,901
Trade accounts receivable, net of allowance
 for doubtful accounts of $1,148 and $1,079
 as of December 31, 2006 and December 31,
 2005                                             31,060       27,261
Launch funds receivable                              355          974
Prepaid expenses and other current assets          8,473        9,645
                                             ------------ ------------
  Total current assets                            90,461       73,563

Fixed assets, net                             $1,151,260   $1,130,705
Goodwill                                          72,430       72,430
Franchise costs                                2,361,959    2,361,959
Deferred financing costs, net of accumulated
 amortization of $29,473 and $24,302 as of
 December 31, 2006 and December 31, 2005          19,053       24,220
Other non-current assets                           2,941        2,287
                                             ------------ ------------
  Total assets                                $3,698,104   $3,665,164
                                             ============ ============

                                   9


                 Insight Communications Company, Inc.
                     Consolidated Balance Sheets
      (dollars in thousands, except share and per share amounts)


                                             December 31, December 31,

                                                2006         2005
                                             ------------ ------------

Liabilities and stockholders' equity
Accounts payable                                 $43,772      $42,333
Accrued expenses and other current
 liabilities                                      45,521       45,413
Accrued property taxes                            13,595       12,921
Accrued programming costs (inclusive of
 $30,677 and $29,878 due to related parties
 as of December 31, 2006 and December 31,
 2005)                                            45,880       43,705
Deferred revenue                                   2,076        4,978
Interest payable                                  49,518       20,459
Debt - current portion                                 -       83,500
                                             ------------ ------------
  Total current liabilities                      200,362      253,309

Deferred revenue                                     683        1,499
Debt                                           2,805,722    2,676,418
Other non-current liabilities                          -        2,382

Minority interest                                245,634      251,011

Stockholders' equity:
Voting preferred stock, $.01 par value:
  Series A - 1,000,000 shares authorized;
   848,945 shares issued and outstanding as
   of December 31, 2006 and 2005                       8            8
  Series B - 1,000,000 shares authorized;
   517,836 shares issued and outstanding as
   of December 31, 2006 and 2005                       5            5
Non-voting preferred stock, $.01 par value:
  Series C - 15,000,000 shares authorized;
   13,364,693 shares issued and outstanding
   as of December 31, 2006 and 2005                  134          134
  Series D - 50,000,000 shares authorized;
   47,015,659 shares issued and outstanding
   as of December 31, 2006 and 2005                  470          470
Non-voting common stock, $.01 par value:
  Series E - 5,000,000 shares authorized;
   3,536,247 and 0 shares issued and
   outstanding as of December 31, 2006 and
   2005                                               35            -
  Series F - 100,000 shares authorized;
   93,250 and 0 shares issued and outstanding
   as of December 31, 2006 and 2005                    1            -
Voting common stock, $.01 par value:
  Series G - 10,000,000 shares authorized; 0
   shares issued and outstanding as of
   December 31, 2006 and 2005                          -            -
Additional paid-in-capital                       826,509      829,337
Accumulated deficit                             (381,765)    (345,199)
Accumulated other comprehensive income               306            -
Deferred stock compensation                            -       (4,210)
                                             ------------ ------------
  Total stockholders' equity                     445,703      480,545
                                             ------------ ------------
  Total liabilities and stockholders' equity  $3,698,104   $3,665,164
                                             ============ ============

                                  10


                 Insight Communications Company, Inc.
                Consolidated Statements of Operations
                        (dollars in thousands)

                                         Year Ended December 31,
                                      2006        2005        2004
                                   ----------- ----------- -----------

Revenue                            $1,262,557  $1,117,681  $1,002,456

Operating costs and expenses:
 Programming and other operating
  costs
  (exclusive of depreciation and
   amortization)
  (inclusive of $181,560, $157,643
   and $150,956 of programming
   expense incurred through related
   parties during 2006, 2005 and
   2004)                              447,060     378,878     342,636
 Selling, general and
  administrative
  (inclusive of $1,413, $17,368 and
   $4,438 of stock-based
   compensation for the years ended
   December 31, 2006, 2005 and
   2004)                              326,714     288,213     232,212
 Transaction-related costs                  -      61,972           -
 Depreciation and amortization        270,231     247,039     239,123
                                   ----------- ----------- -----------
Total operating costs and expenses  1,044,005     976,102     813,971
                                   ----------- ----------- -----------

Operating income                      218,552     141,579     188,485

Other income (expense):
 Interest expense                    (251,404)   (226,956)   (201,450)
 Interest income                        1,787       2,895         749
 Other income (expense)               (10,719)      3,541      (3,388)
                                   ----------- ----------- -----------
Total other expense, net             (260,336)   (220,520)   (204,089)

Loss before minority interest and
 income taxes                         (41,784)    (78,941)    (15,604)
Minority interest income (expense)      5,377      (5,488)    (14,023)
                                   ----------- ----------- -----------

Loss before income taxes              (36,407)    (84,429)    (29,627)
Benefit (provision) for income
 taxes                                   (159)       (500)        201
                                   ----------------------- -----------

Loss before extraordinary item        (36,566)    (84,929)    (29,426)
Extraordinary item, net of tax              -           -      15,627
                                   ----------- ----------- -----------

Net loss                             $(36,566)   $(84,929)   $(13,799)
                                   =========== =========== ===========

                                  11


                 Insight Communications Company, Inc.
                 Consolidated Statement of Cash Flows
                        (dollars in thousands)

                                           Year Ended December 31,
                                          2006       2005      2004
                                       ----------- --------- ---------
Operating activities:
 Net loss                                $(36,566) $(84,929) $(13,799)
 Adjustments to reconcile net loss to
  net cash provided by operating
  activities:
  Depreciation and amortization           270,231   247,039   239,123
  Stock-based compensation                  1,413    17,368     4,438
  Non-cash consulting expense                   -        45        60
  Gain on sale of investments                   -      (448)     (386)
  Gain on interest rate swaps                   -    (2,078)      (36)
  Loss on early extinguishments of debt         -         -       127
  Minority interest                        (5,377)    5,488    14,023
  Provision for losses on trade
   accounts receivable                     18,554    17,619    18,301
  Contribution of stock to 401(k) Plan          -     2,565     1,309
  Amortization of note discount             6,950    38,755    34,931
  Deferred income taxes                         -         -      (701)
  Changes in operating assets and
   liabilities:
   Trade accounts receivable              (22,353)  (13,525)  (20,343)
   Launch funds receivable                    619     1,775     6,672
   Prepaid expenses and other assets          745     2,238     6,011
   Accounts payable                         1,439    10,447     1,469
   Interest payable                        29,059      (184)   (2,672)
   Accrued expenses and other
    liabilities                              (765)   (8,602)    1,387
                                       ----------- --------- ---------
 Net cash provided by operating
  activities                              263,949   233,573   289,914
                                       ----------- --------- ---------
Investing activities:
 Purchase of fixed assets                (286,389) (220,102) (174,096)
 Sale of fixed assets                         857     2,113     1,913
 Purchase of intangible assets                  -         -      (107)
 Purchase of investments                   (1,099)   (1,801)   (1,856)
 Sale of investments                            -     1,079       602
                                       ----------- --------- ---------
 Net cash used in investing activities   (286,631) (218,711) (173,544)
                                       ----------- --------- ---------
Financing activities:
 Repayment of old credit facilities    (1,489,250)  (83,500)  (68,250)
 Repayment of notes                      (815,000)        -    (8,134)
 Proceeds from borrowings under new
  credit facilities                     2,286,000         -         -
 Debt refinancing costs                   (30,282)   (1,733)      (14)
 Proceeds from borrowings under old
  credit facilities                        85,000         -         -
 Other                                          5         9         -
                                       ----------- --------- ---------
 Net cash provided by (used in)
  financing activities                     36,473   (85,224)  (76,398)
                                       ----------- --------- ---------
Net increase (decrease) in cash and
 cash equivalents                          13,791   (70,362)   39,972
Cash and cash equivalents, beginning of
 year                                      29,782   100,144    60,172
                                       ----------- --------- ---------
Cash and cash equivalents, end of year    $43,573   $29,782  $100,144
                                       =========== ========= =========

                                  12


                 Insight Communications Company, Inc.
                         Operating Statistics
       (in thousands, except per customer and penetration data)

                                   FY        FY        Q4       Q4
                                  2006      2005      2006     2005
                                --------- --------- ------------------

Customer Relationships           1,401.8   1,347.5   1,401.8  1,347.5

Total Average Monthly Revenue
 per Basic Customer               $80.53    $73.30    $83.65   $75.75

Basic Cable
--------------------------------
 Homes Passed                    2,465.2   2,420.6   2,465.2  2,420.6
 Basic Cable Customers           1,322.8   1,281.6   1,322.8  1,281.6
 Basic Cable Penetration            53.7%     52.9%     53.7%    52.9%

 Cable Revenue                  $640,474  $596,321  $162,262 $150,225
 Average Monthly Cable Revenue
  per Basic Customer              $40.85    $39.11    $40.95   $39.23

High-Speed Internet ("HSI")
--------------------------------
 HSI Homes Passed                2,439.6   2,378.9   2,439.6  2,378.9
 HSI Customers                     611.2     470.4     611.2    470.4
 HSI Penetration                    25.1%     19.8%     25.1%    19.8%

 HSI Revenue                    $240,717  $190,820   $65,202  $52,712
 Average Monthly HSI Revenue per
  Basic Customer                  $15.35    $12.51    $16.46   $13.77
 Average Monthly HSI Revenue per
  HSI Customer                    $37.01    $39.77    $36.51   $38.64

Digital Cable
--------------------------------
 Digital Universe                1,259.6   1,238.6   1,259.6  1,238.6
 Digital Customers                 621.6     518.8     621.6    518.8
 Digital Cable Penetration          49.3%     41.9%     49.3%    41.9%

 Digital Revenue                $138,172  $111,202   $37,163  $29,303
 Average Monthly Digital Revenue
  per Basic Customer               $8.81     $7.29     $9.38    $7.65
 Average Monthly Digital Revenue
  per Digital Customer            $20.05    $19.47    $20.32   $19.37

Telephone
--------------------------------
 Telephone Universe (marketable
  homes)                         1,392.7     832.0   1,392.7    832.0
 Telephone Customers               123.4      89.9     123.4     89.9
 Telephone Penetration (to
  marketable homes)                  8.9%     10.8%      8.9%    10.8%

 Telephone Revenue               $50,893   $35,502   $13,761  $10,363
 Average Monthly Telephone
  Revenue per Basic Customer       $3.25     $2.33     $3.47    $2.71
 Average Monthly Telephone
  Revenue per Telephone Customer  $39.78    $39.22    $38.83   $40.46

Advertising Revenue
--------------------------------
 Advertising Revenue             $83,729   $76,004   $25,988  $20,851
 Average Monthly Advertising
  Revenue per Basic Customer       $5.34     $4.98     $6.56    $5.45

Other Revenue
--------------------------------
 Other Revenue                  $108,572  $107,832   $27,078  $26,603
 Average Monthly Other Revenue
  per Basic Customer               $6.93     $7.08     $6.83    $6.94

                                  13


                 Insight Communications Company, Inc.
                  NCTA Standard Reporting Categories
                         Capital Expenditures
                             (unaudited)
                            (in thousands)


                                  Three Months
                                     Ended
                                  December 31, Year Ended December 31,
Insight Consolidated                 2006         2006        2005
---------------------------------------------- ----------- -----------
Customer Premise Equipment            $35,430    $158,769    $114,846
Scaleable Infrastructure                9,705      37,820      20,694
Line Extensions                         9,023      29,208      26,813
Upgrade/Rebuild                         5,157      16,709      24,704
Support Capital                        13,765      43,883      33,045
                                  ------------ ----------- -----------
Total Insight Consolidated            $73,080    $286,389    $220,102
                                  ------------ ----------- -----------


                 Insight Communications Company, Inc.
                        Financial Information
                                                 Three months ended
                                                     December 31,
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
                                                     (unaudited)

Insight Consolidated
---------------------------------------------
Revenue                                          $331,454    $290,057
Adjusted Operating Income before Depreciation
 and Amortization                                 135,485      59,988
Operating Income (Loss)                            65,458     (13,820)
Capital Expenditures                               73,080      75,480
Interest Expense                                   63,311      58,175
Free Cash Flow                                     (9,767)    (66,919)



                                               Year ended December 31,
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
Insight Consolidated
---------------------------------------------
Revenue                                        $1,262,557  $1,117,681
Adjusted Operating Income before Depreciation
 and Amortization                                 490,196     405,986
Operating Income                                  218,552     141,579
Capital Expenditures                              286,389     220,102
Interest Expense                                  251,404     226,956
Free Cash Flow                                    (22,440)     13,471

                                  14

    CONTACT: Insight Communications
             Sandy Colony, 917-286-2300
             SVP, Communications